This confirms the agreement entered into by and between NutraFuels, Inc., a Florida corporation (the “Company”) and Sylvain Eudes an individual hereinafter referred to as the “Service Provider”. The Company and the Service Provider are referred to as the Parties.

Whereas, the Service Provider performed services (the “Services”) for the Company as described below and agreed to provide the Services solely in exchange for shares of the Company’s common stock.

Now therefore, in consideration of the mutual promises and covenants set forth herein, the parties agree and acknowledge the following:

I. From December 2016 through December 2017, (the “Term”) the Service Provider has and will function in the capacity as the company’s in house graphic design agency for the  Company during the Term.

II. The Services were provided in a professional manner in good faith and in accordance with good industry practice.

III. The Service Provider performed the services as an independent contractor. The Company did not and was not required to make social security, workers’ compensation or unemployment insurance payments on behalf of the Service Provider.

IV. Service Provider is a resident of Florida.

V. As stock portion of payment for NutraFuels.com website and sign on bonus, the Service Provider accepts 50,000 shares of the Company’s restricted common stock.

VI. The Company acknowledges receipt of the Services during the Term and the Service Provider acknowledges full payment for the Services as set forth herein.

The Services will be completed on December 31st 2017 (the “Effective Date”) and will be renewed on a year by year basis. By signing below, the Parties agree and acknowledge the above terms are binding upon them as the Effective Date.

NutraFuels, Inc.

/s/ Edgar Ward

By: Edgar Ward, Chief Executive Officer

/s/ Sylvain Eudes

Service Provider